For Immediate Release
December 17, 2020

EagleBank Contact
Dave Danielson
301.986.1800

EAGLE BANCORP, INC. ANNOUNCES CASH DIVIDEND AND NEW REPURCHASE PROGRAM

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company for EagleBank, today announced a cash dividend for the fourth quarter of 2020, in the amount of $0.22 per share. The cash dividend will be payable on February 1, 2021 to shareholders of record on January 8, 2021.

Additionally, the Board of Directors adopted a new share repurchase program to take effect starting January 1, 2021, after the expiration of the current repurchase program on December 31, 2020. The Board of Directors authorized the repurchase of 1,588,848 shares of common stock, or approximately 5% of the Company’s outstanding shares of common stock, under the new repurchase program, which will expire on December 31, 2021, subject to earlier termination of the program by the Board of Directors. After lifting the suspension on the 2020 share repurchase program in the third quarter of 2020 and the repurchase of the remaining authorized 458,069 shares at a weighted average price of $37.72, the Company had 31,780,197 shares outstanding as of December 16, 2020.

Repurchases may be made in open market purchases, block trades or in privately negotiated transactions. Repurchases, if any, under the program will be made at the discretion of management, and will depend upon market pricing and conditions, business, legal, accounting and other considerations. Open market purchases will be conducted in accordance with the limitation of Rule 10b-18 of the Securities and Exchange Commission (the “SEC”). Repurchases may be made pursuant to any trading plan that may be adopted in accordance with SEC Rule 10b5-1, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. Under applicable law, repurchased shares will be cancelled and revert to the status of authorized but unissued shares.

The repurchase program may be modified, suspended or terminated at any time without notice, in the Company’s discretion, based upon a number of factors, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, the need for capital in the Company’s operations and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to repurchase any shares.

EagleBankCorp.com 301.986.1800
MD | VA | DC

About Eagle Bancorp, Inc. and EagleBank
Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 20 offices, located in Suburban, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Caution About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions, including the impacts of the novel coronavirus pandemic and the volatility and uncertainty in global markets and economies. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.